Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2009 Results

Rolling Meadows, Ill., August 10, 2009 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, issued second-quarter and first-half 2009 financial results.

Highlights

•                  Q2 2009 revenues increased 10.7 percent over Q2 2008 revenues to $162.9 million.

•                  Q2 2009 diluted earnings per share (EPS) of $0.21 compared to $0.22 for Q2 2008.

•                  First-half 2009 diluted EPS of $0.35 compared to $0.45 for the same period of 2008.

•                  Q2 2009 EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), a non-GAAP financial measure, increased to $10.6 million compared to EBITDA of $10.5 million in Q2 2008.

•                  Q2 2009 operating cash flow increased $17.2 million over Q2 2008.

•                  Q2 2009 backlog increased 31.7 percent over Q2 2008 to $316.6 million.

Management Comments

Bill Koertner, MYR’s president and CEO said, “Our customers continue to be under pressure to defer capital and maintenance projects in the near term due to the sluggish economy. There are fewer “shovel-ready” projects with financing in place, which means more competition and pressure on margins for the work that is available. However, we are beginning to see some signs that lead us to believe that the economy is turning; credit markets are opening up and the federal stimulus package is starting to produce some positive effects. A number of large transmission projects are moving forward with permitting which should begin benefiting large T&D contractors like MYR in 2010.  We are well positioned with some of the very best employees in the industry who know how to bid and execute these larger projects.  We also have one of the largest fleets of specialized transmission equipment in the industry and are strategically investing in more equipment and tooling to be ready when the wave of transmission work hits. We believe that our strong financial position is critical to funding equipment purchases as well as assuring our customers we have the resources to successfully execute major work.”

Second-Quarter Results

MYR reported second quarter 2009 revenues of $162.9 million, an increase of $15.8 million, or 10.7 percent, compared with the second quarter of 2008. The majority of the increase in revenues was the result of increased activity on a few large transmission projects in the Transmission and Distribution (T&D) segment, which was partially offset by the reduction of revenues from smaller distribution  projects, as well as a reduction in revenues in the Commercial and Industrial (C&I) segment. The T&D segment reported revenues of $124.9 million, an increase of 17.8 percent over the same period of 2008, while the C&I segment reported revenues of $38.0 million, a decrease of 7.7 percent over the second quarter of 2008. The decrease in the C&I segment reported revenues was largely due to the current economic environment which has caused a reduction in spending and an increase in bidding competition.

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Consolidated gross profit decreased to $18.8 million, or 11.5 percent of revenues, in the second quarter of 2009, compared to $20.0 million or 13.6 percent of revenues for the second quarter of 2008. The decrease in gross profit in the 2009 second quarter compared to the same period of 2008 was primarily attributed to strong performance and increased margins on a few large contracts that resulted in approximately $2.1 million in incremental gross profit during the second quarter of 2008. MYR also experienced an increase in the estimated cost to complete certain T&D contracts that resulted in a reduction to gross margins of approximately $1.3 million during the second quarter of 2009.

For the second quarter of 2009, net income was $4.3 million, or $0.21 per diluted share, compared to net income of $4.6 million, or $0.22 per diluted share for the same period of 2008. Second quarter 2009 EBITDA was $10.6 million, or 6.5 percent of revenues, compared to EBITDA of $10.5 million, or 7.2 percent of revenues, in the second quarter of 2008. The decreases in net income and EBITDA, as a percentage of revenues, were due to a decrease in the gross profit margins discussed above, which was partially offset by a $0.9 million reduction in selling, general and administrative expenses (SG&A) in the second quarter of 2009 over the second quarter of 2008.

First-Half Results

MYR reported first-half 2009 revenues of $295.9 million, an increase of $11.9 million, or 4.2 percent, compared with the first half of 2008. The majority of the increase in revenues was the result of increased activity on a few large transmission projects in the T&D segment, which was partially offset by the reduction of revenues from smaller distribution projects, as well as a reduction in revenues in the C&I segment.

The T&D Segment reported revenues of $224.6 million in the first half of 2009, an increase of 9.8 percent over the same period of 2008. The C&I segment reported revenues of $71.3 million in the first half of 2009, a decrease of 10.2 percent over the same period of 2008. The decrease in the C&I segment reported revenues was largely due to the current economic environment which has caused a reduction in spending and an increase in bidding competition.

Consolidated gross profit decreased 10.8 percent, from $40.2 million in the first half of 2008 to $35.8 million in the first half of 2009. The decrease in gross profit in the first half of 2009 compared to the first half of 2008 was primarily attributed to strong performance and increased margins on a few large contracts that resulted in approximately $4.2 million in incremental gross profit during the first half of 2008. MYR also experienced an increase in the estimated cost to complete certain T&D contracts that resulted in a reduction to gross margins of approximately $2.3 million during the first half of 2009.

For the first half of 2009, net income was $7.2 million, or $0.35 per diluted share, compared to net income of $9.4 million, or $0.45 per diluted share, for the same period of 2008.  EBITDA in the first half of 2009 was $18.9 million, or 6.4 percent of revenues, compared to $21.5 million, or 7.6 percent of revenues, for the same period of 2008. The decrease in net income and EBITDA, as a percentage of revenues, was due to a decrease in the gross profit margins, as discussed above, which was partially offset by a $0.8 million reduction in SG&A expenses in the first half of 2009 compared to the same period of 2008.

Backlog

As of June 30, 2009, MYR’s backlog was approximately $316.6 million, consisting of $232.1 million in the T&D segment and $84.5 million in the C&I segment. Total backlog increased $76.1 million, or 31.7 percent from $240.5 million reported at June 30, 2008. T&D backlog increased $77.1 million, or 49.8 percent, while C&I backlog decreased $1.0 million, or 1.2 percent, compared to June 30, 2008 backlog. Total backlog at June 30, 2009 increased 0.2 percent from $316.0 million reported at December 31, 2008.

MYR’s method of tracking and reporting backlog may differ from methods used by other companies. The timing of contract awards and the duration of large projects can significantly affect MYR’s backlog, and therefore, should not be viewed or relied upon as a stand-alone indicator of future results.

Balance Sheet

As of June 30, 2009, MYR had cash and cash equivalents of $44.0 million and total long-term debt of $30.0 million under a term loan. MYR also had a $75 million revolving credit facility, which had one $15.0 million letter of credit outstanding against the total credit available at June 30, 2009.  MYR’s long-term credit agreement, which encompasses the term loan and the revolving credit facility, expires on August 31, 2012.

Non-GAAP Financial Measures

In an effort to better assist investors in understanding our financial results, we have provided in this release EBITDA, which is a measure not defined under generally accepted accounting principles in the United States (GAAP). Management believes this information is useful to investors in understanding results of operations because it illustrates the impact that interest, taxes, depreciation and amortization had on results. A reconciliation of this financial measure to its GAAP counterpart (net income) is provided at the end of this release.

Conference Call

MYR will host its second-quarter 2009 earnings conference call on Tuesday August 11, 2009 at 10 a.m. Central time. To participate in the conference call via telephone, please dial (888) 523-1228 (domestic) or (719) 325-2334 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Tuesday August 18, 2009, at 11:55 p.m. Eastern time, by dialing (888) 203-1112 or (719) 457-0820, and entering conference code: 8576043.  MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR’s Web site at www.myrgroup.com. Please access the Web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software. The webcast will be archived on the Company’s Web site for seven days.

About MYR Group Inc.

MYR is a holding company of specialty construction service providers. Through subsidiaries dating back to 1891, MYR is one of the largest national contractors serving the transmission and distribution sector of the United States electric utility industry. Transmission and Distribution customers include electric utilities, cooperatives and municipalities. MYR also provides Commercial and Industrial electrical contracting services to facility owners and general contractors in the Western United States. Our comprehensive services include turnkey construction and maintenance services for the nation’s electrical infrastructure.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending and investments. Our forward-looking statements are generally accompanied by words such as ‘‘estimate,’’ ‘‘project,’’ ‘‘predict,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘potential,’’ ‘‘plan,’’ ‘‘goal’’ or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including those discussed under ‘‘Risk Factors’’ in our Annual Report on Form 10-K, and in other current or periodic reports which we file with the Securities and Exchange Commission, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.

These risks, contingencies and uncertainties include, but are not limited to, significant variations in our operating results from quarter to quarter, the competitive and cyclical nature of our industry, our ability to realize and profit from our backlog, the implementation of the Energy Policy Act of 2005, the implementation  of the American Recovery and Reinvestment Act, our ability to obtain new contracts and/or replace completed or cancelled contracts, our ability to obtain adequate bonding for our projects, our ability to hire and retain key personnel and subcontractors, limitations on our internal infrastructure, the downturn in the U.S. economy and credit markets and its impact on our customers and our sources of liquidity.

MYR Group Inc. Contact:

Marco A. Martinez, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial Tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of December 31, 2008 and June 30, 2009

(in thousands, except share and per share data)	December 31, 2008	June 30, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,076	$44,015
Accounts receivable, net of allowances of $1,845 and $1,678, respectively	94,048	87,154
Costs and estimated earnings in excess of billings on uncompleted contracts	25,821	27,980
Deferred income tax assets	10,621	10,621
Receivable for insurance claims in excess of deductibles	8,968	8,902
Refundable income taxes	145	230
Other current assets	3,731	2,880
Total current assets	185,410	181,782
Property and equipment, net of accumulated depreciation of $21,158 and $27,204, respectively	75,873	80,314
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $1,218 and $1,385, respectively	11,874	11,707
Other assets	2,307	1,931
Total assets	$322,063	$322,333
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,187	$34,480
Billings in excess of costs and estimated earnings on uncompleted contracts	32,698	25,351
Accrued self insurance	32,881	33,667
Other current liabilities	27,571	22,300
Total current liabilities	123,337	115,798
Long-term debt, net of current maturities	30,000	30,000
Deferred income tax liabilities	12,429	12,429
Other liabilities	938	953
Total liabilities	166,704	159,180
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at December 31, 2008 and June 30, 2009	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 19,712,811 and 19,748,191 shares issued and outstanding at December 31, 2008 and June 30, 2009, respectively	197	197
Additional paid-in capital	141,159	141,755
Retained earnings	14,003	21,201
Total stockholders’ equity	155,359	163,153
Total liabilities and stockholders’ equity	$322,063	$322,333

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three and Six Months Ended June 30, 2008 and 2009

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2008	2009	2008	2009
Contract revenues	$147,170	$162,923	$283,933	$295,858
Contract costs	127,202	144,146	243,765	260,048
Gross profit	19,968	18,777	40,168	35,810
Selling, general and administrative expenses	12,236	11,361	24,154	23,335
Amortization of intangible assets	84	83	167	167
Gain on sale of property and equipment	(337)	(153)	(485)	(210)
Income from operations	7,985	7,486	16,332	12,518
Other income (expense)
Interest income	239	52	659	174
Interest expense	(374)	(219)	(916)	(441)
Other, net	(50)	(51)	(107)	(111)
Income before provision for income taxes	7,800	7,268	15,968	12,140
Income tax expense	3,198	2,953	6,547	4,942
Net income	$4,602	$4,315	$9,421	$7,198
Income per common share:
—Basic	$0.23	$0.22	$0.48	$0.37
—Diluted	$0.22	$0.21	$0.45	$0.35
Weighted average number of common shares and potential common shares outstanding:
—Basic	19,712,811	19,727,048	19,712,811	19,719,969
—Diluted	20,713,241	20,689,524	20,721,074	20,702,087

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three and Six Months Ended June 30, 2008 and 2009

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2008	2009	2008	2009
Cash flows from operating activities:
Net income	$4,602	$4,315	$9,421	$7,198
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation	2,512	3,131	5,129	6,296
Amortization of intangible assets	84	83	167	167
Stock-based compensation expense	229	231	459	462
Gain on sale of property and equipment	(337)	(153)	(485)	(210)
Other non-cash items	21	21	42	42
Changes in operating assets and liabilities
Accounts receivable, net	(12,703)	(1,322)	8,211	6,894
Costs and estimated earnings in excess of billings on uncompleted contracts	(241)	(4,220)	2,192	(2,159)
Construction materials inventory	(583)	—	(1,023)	—
Receivable for insurance claims in excess of deductibles	66	24	343	66
Other assets	1,248	1,049	3,957	1,100
Accounts payable	4,270	13,953	(6,892)	8,560
Billings in excess of costs and estimated earnings on uncompleted contracts	(674)	23	(3,370)	(7,347)
Accrued self insurance	29	1,261	526	786
Other liabilities	1,473	(1,230)	(7,552)	(5,277)
Net cash flows provided by (used in) operating activities	(4)	17,166	11,125	16,578
Cash flows from investing activities:
Proceeds from sale of property and equipment	343	162	1,504	287
Purchases of property and equipment	(6,236)	(7,515)	(17,182)	(15,036)
Net cash flows used in investing activities	(5,893)	(7,353)	(15,678)	(14,749)
Cash flows from financing activities:
Payments of capital lease obligations	—	(5)	—	(13)
Employee stock option transactions	—	134	—	134
Equity financing costs	(225)	(1)	(1,978)	(11)
Payment on note payable to FirstEnergy	(2,298)	—	(2,298)	—
Notes receivable from purchase of common stock	—	—	2	—
Net cash flows provided by (used in) financing activities	(2,523)	128	(4,274)	110
Net increase (decrease) in cash and cash equivalents	(8,420)	9,941	(8,827)	1,939
Cash and cash equivalents:
Beginning of period	34,140	34,074	34,547	42,076
End of period	$25,720	$44,015	$25,720	$44,015

MYR GROUP INC.

Unaudited Consolidated Selected Data, Net Income Per Share

And EBITDA Reconciliation

Three and Six Months Ended June 30, 2008 and 2009

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except share and per share data)	2008	2009	2008	2009

Summary Data:
Contract revenues	$147,170	$162,923	$283,933	$295,858
Gross profit	$19,968	$18,777	$40,168	$35,810
Income from operations	$7,985	$7,486	$16,332	$12,518
Net income	$4,602	$4,315	$9,421	$7,198

Income per common share (1):
- Basic	$0.23	$0.22	$0.48	$0.37
- Diluted	$0.22	$0.21	$0.45	$0.35

Weighted average number of common shares and potential common shares outstanding (1):
- Basic	19,712,811	19,727,048	19,712,811	19,719,969
- Diluted	20,713,241	20,689,524	20,721,074	20,702,087

Reconciliation of Net Income to EBITDA:
Net income	$4,602	$4,315	$9,421	$7,198
Interest expense (income), net	135	167	257	267
Provision for income taxes	3,198	2,953	6,547	4,942
Depreciation and amortization	2,596	3,214	5,296	6,463
EBITDA (2)	$10,531	$10,649	$21,521	$18,870

(1) The Company calculates net income per common share in accordance with SFAS No. 128, Earnings per Share.  Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding for the reporting period.  Diluted earnings per share is computed similarly, except that it reflects the potential dilutive impact that would occur if dilutive securities were exercised into common shares. Potential common shares are not included in the denominator of the diluted earnings per share calculation when inclusion of such shares would be anti-dilutive or included performance conditions that were not met.

(2) EBITDA is not defined under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity.

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